UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2011

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14569	76-0582150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 713-646-4100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 1, 2011, Plains Midstream Canada ULC (“Purchaser”), a wholly owned subsidiary of Plains All American Pipeline, L.P. (the “Partnership” or “PAA”), entered into a definitive share purchase agreement (the “Agreement”) with Amoco Canada International Holdings B.V. (“Seller”), an indirect wholly owned subsidiary of BP Corporation North America Inc. (“BP North America”), pursuant to which Purchaser will acquire all of the outstanding shares of BP Canada Energy Company (the “Company”), a wholly owned subsidiary of Seller (the “Acquisition”). Total consideration for the Acquisition, which will be based on an October 1, 2011 effective date, is approximately $1.67 billion, subject to adjustment based on working capital amounts as of September 30, 2011, and other adjustments as provided in the Agreement. A cash deposit of $50 million was paid upon signing, and the balance, plus 2% interest from October 1, 2011, is payable in cash upon closing. Subject to Canadian and U.S. regulatory approvals and customary closing conditions, the Acquisition is expected to close in the first quarter or early in the second quarter of 2012. The Agreement includes representations, warranties, covenants, indemnities, remedies, termination and other customary provisions for a transaction of this nature. PAA has agreed to guarantee the payment obligations of Purchaser under the Agreement.

Through the Acquisition, the Purchaser will become the indirect owner of all of BP North America’s Canadian-based natural gas liquids (“NGL”) and liquefied petroleum gas (“LPG”) business and certain of BP North America’s NGL and LPG assets located in the Midwest United States. The assets to be acquired include ownership interests of varying levels, and contractual rights relating to approximately 2,600 miles of NGL pipelines, approximately 20 million barrels of LPG storage capacity, seven fractionation plants with an aggregate capacity of approximately 232,000 barrels per day, multiple straddle plants, two field gas processing plants with an aggregate net capacity of approximately 8 Bcf per day, and long-term and seasonal NGL inventories of approximately 10 million barrels (as of October 1, 2011). The acquired business also includes various supply contracts at other field gas processing plants, shipping arrangements on third party NGL pipelines and long-term leases on 720 rail cars used to move product among various locations. Collectively, these assets and activities provide access to approximately 140,000 to 150,000 barrels per day of NGL supply that are transported through a fully integrated network to fractionation facilities and markets in Western and Eastern Canada and in the U.S.

The Purchaser and an affiliate of BP North America have also entered into an Integrated Supply and Trading Agreement, pursuant to which an affiliate of BP North America will, for a period of two years following the closing of the Acquisition, continue to provide sourcing services for gas supply to feed certain of the straddle plants to be acquired as a result of the Acquisition.

Item 7.01 Regulation FD Disclosure.

In accordance with General Instruction B.2 of Form 8-K, the information presented under this Item 7.01 shall not be deemed “filed” for the purpose of Section 18 of the Securities

Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended.

On December 1, 2011, the Registrant issued a press release announcing the Acquisition. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 – Press Release dated December 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plains All American Pipeline, L.P.

Date: December 7, 2011	By:	PAA GP LLC, its general partner

	By:	Plains AAP, L.P., its sole member

	By:	Plains All American GP LLC, its general partner

	By:	/s/ Richard K. McGee
Name: Richard K. McGee
Title: Vice President

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated December 1, 2011.